Exhibit 99.1

AptarGroup Reports Highest Second Quarter Revenues and Record Quarterly Earnings

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--July 21, 2014--AptarGroup, Inc. (NYSE:ATR) today reported its highest level of second quarter revenues and record quarterly earnings per share.

Second Quarter 2014 Summary

  Reported sales increased 5% from the prior year to $671 million (core sales excluding currency effects increased 4%)
  Demand was broad-based across all markets with only the injectables market declining compared to the prior year
  Core sales grew in each region with the exception of the U.S.
  Currency effects and facility start-up costs in Latin America negatively impacted Beauty + Home’s results by approximately $2 million
  Reported earnings per share increased to a quarterly record $0.79 from $0.73 in the prior year (comparable prior year earnings per share, excluding charges related to Aptar’s European restructuring plan, were $0.77)

SECOND QUARTER RESULTS

For the quarter ended June 30, 2014, reported sales increased 5% to $671 million from $641 million a year ago. Changes in currency exchange rates accounted for 1% of the growth.

Second Quarter Segment Sales Analysis
(Change Over Prior Year)

	Beauty +		Food +	Total
	Home	Pharma	Beverage	AptarGroup
Product Sales (including tooling)	3%	4%	7%	4%
Currency Effects	---	3%	---	1%
Total Reported Growth	3%	7%	7%	5%

Commenting on the quarter, Stephen Hagge, President and CEO, said, “Broad-based demand for our innovative dispensing solutions continued and each of our segments recorded increased core sales over the prior year. Our business in Europe grew and we reported strong growth in Asia driven in part by the continued success of our beverage closures, the growth in new skin care products, and the launch of a new infant formula package utilizing our dispensing and sealing solutions. Because of the currency situation in Latin America, our U.S. dollar translated sales from this region declined compared to the prior year, though sales increased in local currency. The U.S. continues to be relatively soft economically and, as a result, has affected our customers in certain markets including the personal care and food markets.”

Hagge continued, “In spite of several challenges, including a negative impact compared to the prior year from the timing of resin price adjustments, we were able to achieve record quarterly earnings per share. Our Beauty + Home segment was negatively impacted by the soft conditions in the U.S., as well as start-up costs, and the difficult currency environment in Latin America. However, our Pharma and Food + Beverage segments performed well in the quarter, once again demonstrating the strength of our overall diverse business model.”

YEAR-TO-DATE RESULTS

For the six months ended June 30, 2014, reported sales increased 7% to $1.35 billion from $1.26 billion a year ago. Changes in currency exchange rates accounted for 1% of the growth.

Six Months Year-to-Date Segment Sales Analysis
(Change Over Prior Year)

	Beauty +		Food +	Total
	Home	Pharma	Beverage	AptarGroup
Product Sales (including tooling)	5%	8%	6%	6%
Currency Effects	---	3%	1%	1%
Total Reported Growth	5%	11%	7%	7%

Hagge commented on the year-to-date results, “Through the first half, core sales have increased across each segment, end market and geographic region. We continued to grow in a variety of market categories including infant formula, pain treatment, skin care and liquid concentrated flavorings, and further penetrated the developing regions.”

AptarGroup reported earnings per share of $1.49 compared to $1.31 a year ago. Prior year earnings per share included a negative effect of charges related to the European restructuring plan of approximately $0.09 per share.

OUTLOOK

Commenting on AptarGroup’s outlook, Hagge said, “I am encouraged by the level of new product introductions by our customers and the new technologies and application fields we are exploring. Looking to the third quarter, we anticipate that each of our business segments will grow over the prior year. With a focus on operational efficiencies, cost containment and price adjustments where possible, we expect our Beauty + Home segment’s profitability to gradually improve during the second half of the year, however, conditions in Latin America are expected to remain challenging for this segment. Our Pharma and Food + Beverage segments are expected to continue to do well and the diversification of our business and flow of new product introductions will continue to support our long-term growth.”

AptarGroup expects earnings per share using a 35% effective tax rate to be in the range of $0.72 to $0.77 per share compared to $0.67 per share reported in the prior year, or $0.70 per share after excluding the negative impact of $0.03 per share from the European restructuring plan. AptarGroup is in the process of implementing a legal entity reorganization for our non-U.S. subsidiaries that will allow greater financial flexibility in the future. As a result of this legal entity reorganization, the Company expects to record a one-time tax expense in the third quarter of approximately $3 million or $0.04 per share, which is not included in the guidance range given. The impact of this one-time tax expense is expected to increase the effective tax rate in the third quarter to 39%. AptarGroup anticipates the full year effective tax rate including the one-time expense mentioned above to be approximately 35%.

CASH DIVIDEND

As previously reported, the Board declared on July 17, 2014, a quarterly dividend of $0.28 per share, payable August 20, 2014 to shareholders of record as of July 30, 2014.

OPEN CONFERENCE CALL

There will be a conference call on Tuesday, July 22, 2014 at 7:00 a.m. Central Time to discuss AptarGroup’s second quarter results for 2014. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed on the Investor Relations page of the website.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing solutions for the beauty, personal care, home care, prescription drug, consumer health care, injectables, food, and beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit www.aptar.com.

This press release contains forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates,” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, economic, environmental or political conditions in the various markets and countries in which AptarGroup operates; changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; fluctuations in the cost of raw materials, components and other input costs; the Company’s ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; the competitive marketplace; fiscal and monetary policies and other regulations; inflationary pressures and changes in foreign currency exchange rates; direct or indirect consequences of acts of war or terrorism; and labor relations. For additional information on these and other risks and uncertainties, please see AptarGroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and Form 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements. AptarGroup undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net Sales	$670,631	$641,441	$1,346,682	$1,259,074
Cost of Sales (exclusive of depreciation
shown below)	451,051	431,351	904,462	849,837
Selling, Research & Development and
Administrative	96,486	88,111	203,160	182,418
Depreciation and Amortization (1)	38,466	38,614	75,713	74,785
Restructuring Initiatives	-	2,511	-	6,578
Operating Income	84,628	80,854	163,347	145,456
Other Income/(Expense):
Interest Expense	(5,246)	(5,442)	(10,127)	(10,523)
Interest Income	1,047	846	2,063	1,695
Equity in results of affiliates	(198)	(61)	(1,744)	(323)
Miscellaneous, net	(525)	73	(153)	(633)
Income before Income Taxes	79,706	76,270	153,386	135,672
Provision for Income Taxes	26,622	26,390	51,894	45,814
Net Income	$53,084	$49,880	$101,492	$89,858

Net Gain Attributable to Noncontrolling Interests	(8)	(78)	(27)	(27)

Net Income Attributable to AptarGroup, Inc.	$53,076	$49,802	$101,465	$89,831

Net Income Attributable to AptarGroup, Inc. Per Common Share:
Basic	$0.81	$0.75	$1.55	$1.36
Diluted	$0.79	$0.73	$1.49	$1.31

Average Numbers of Shares Outstanding:
Basic	65,328	66,420	65,397	66,288
Diluted	67,438	68,106	68,042	68,339

(1) Depreciation and Amortization for the quarter and year-to-date ended June 30, 2013 included approximately $0.6 million and $1 million, respectively, of accelerated depreciation related to the European restructuring plan.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	June 30, 2014	December 31, 2013
ASSETS

Cash and Equivalents	$341,288	$309,861
Receivables, net	509,324	438,221
Inventories	371,747	353,159
Other Current Assets	104,576	97,170
Total Current Assets	1,326,935	1,198,411
Net Property, Plant and Equipment	874,139	864,662
Goodwill, net	358,302	358,865
Other Assets	69,868	75,824
Total Assets	$2,629,244	$2,497,762

LIABILITIES AND EQUITY

Short-Term Obligations	$215,790	$139,770
Accounts Payable and Accrued Liabilities	411,016	403,051
Total Current Liabilities	626,806	542,821
Long-Term Obligations	354,622	354,814
Deferred Liabilities	121,004	119,819
Total Liabilities	1,102,432	1,017,454

AptarGroup, Inc. Stockholders' Equity	1,526,243	1,479,757
Noncontrolling Interests in Subsidiaries	569	551
Total Equity	1,526,812	1,480,308

Total Liabilities and Equity	$2,629,244	$2,497,762

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2014	2013	2014	2013
NET SALES
Beauty + Home	$385,226	$374,984	$776,462	$738,456
Pharma	195,690	182,931	390,039	351,800
Food + Beverage	89,715	83,526	180,181	168,818
Total Net Sales	$670,631	$641,441	$1,346,682	$1,259,074

SEGMENT INCOME (1)
Beauty + Home	$27,198	$30,339	$54,979	$54,754
Pharma	52,793	50,437	105,275	96,417
Food + Beverage	12,416	11,864	21,496	20,414
Restructuring Initiatives & Related Depreciation (2)	-	(3,067)	-	(7,593)
Corporate and Other	(8,502)	(8,707)	(20,300)	(19,492)
Total Income Before Interest and Taxes	$83,905	$80,866	$161,450	$144,500
Interest Expense, Net	(4,199)	(4,596)	(8,064)	(8,828)
Income before Income Taxes	$79,706	$76,270	$153,386	$135,672

SEGMENT INCOME AS % OF NET SALES
Beauty + Home	7.1%	8.1%	7.1%	7.4%
Pharma	27.0%	27.6%	27.0%	27.4%
Food + Beverage	13.8%	14.2%	11.9%	12.1%

Notes to Condensed Consolidated Financial Statements:
(1) - The Company evaluates performance of its business units and allocates resources based upon segment income defined as earnings before net interest expense, certain corporate expenses, restructuring initiatives and income taxes.

(2) - Restructuring Initiatives & Related Depreciation includes the following income/(expense) items:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Depreciation:	2014	2013	2014	2013
European Operations Optimization Plan	$-	$(556)	$-	$(1,015)

Restructuring Initiatives:
European Operations Optimization Plan	-	(2,555)	-	(6,622)
Other Initiatives	$-	$44	$-	$44
Total Restructuring Initiatives & Related Depreciation	$-	$(3,067)	$-	$(7,593)

CONTACT:
AptarGroup, Inc.
Matthew DellaMaria
815-477-0424